Exhibit 15

Deloitte & Touche LLP Suite 800 7900 Tysons One Place McLean, VA 22102 USA www.deloitte.com

July 26, 2023

The Board of Directors and Shareholders of Northrop Grumman Corporation

Northrop Grumman Corporation

2980 Fairview Park Drive

Falls Church, Virginia 22042

We are aware that our reports dated April 26, 2023 and July 26, 2023, on our review of interim financial information of Northrop Grumman Corporation and subsidiaries appearing in Northrop Grumman Corporation’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2023, and June 30, 2023, respectively, is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia